UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2016

Lattice Semiconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

111 SW Fifth Ave, Ste 700

Portland, Oregon 97204

(Address of principal executive offices) (Zip Code)

(503) 268-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 3, 2016, Lattice Semiconductor Corporation, a Delaware corporation (“Lattice,” the “Company” or “we”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Canyon Bridge Acquisition Company, Inc., a Delaware corporation (“Parent”), and Canyon Bridge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

At the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Shares”) that is outstanding immediately prior to such time (other than (i) Shares owned by Parent, Merger Sub, the Company (including any Shares held in the treasury of the Company) or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, or (ii) Shares held by stockholders of the Company who not have voted in favor of the Merger and who are entitled to demand and properly demand their statutory rights of appraisal in accordance with the Delaware General Corporation Law) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $8.30 per share (without interest and subject to deduction for any required withholding tax) (the “Merger Consideration”).

At the effective time of the Merger, (i) each option to purchase Shares (each, a “Company Stock Option”) granted under any Company stock plan with an exercise price per share less than the Merger Consideration (an “In-the-Money Company Stock Option”) that is vested (after taking into account the measurement of any corporate performance goals that are required to be measured under the terms of such Company Stock Options and any accelerated vesting that is required to occur) and outstanding as of immediately prior to such effective time (such vested outstanding In-the-Money Company Stock Options, the “Vested Company Options”) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax), equal to the product obtained by multiplying (a) the number of Shares subject to such Vested Company Option, and (b) the excess of the amount of the Merger Consideration less the per share exercise price of such Vested Company Option, in each case, and (ii) each outstanding In-the-Money Company Stock Option that is not a Vested Company Option will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (x) the number of Shares subject to such unvested and outstanding In-the-Money Company Stock Option by (y) the excess of the amount of the Merger Consideration less the per share exercise price of such unvested and outstanding In-the-Money Company Stock Option, which cash amount will be payable in accordance with the vesting schedule applicable to such unvested In-the-Money Company Stock Option as in effect immediately prior to the effective time of the Merger.

At the effective time of the Merger, (i) each award of restricted stock units (each, a “Company RSU”) granted under any Company stock plan that is outstanding and unvested (after taking into account any accelerated vesting that is required to occur under the terms of such Company RSUs) as of immediately prior to such time (such unvested Company RSU, an “Unvested RSU”) will be cancelled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (a) the amount of Merger Consideration and (b) the number of Shares that remain subject to such Unvested RSU, which cash amount will vest and become payable in accordance with the vesting and delivery schedule applicable to such Unvested RSU as in effect immediately prior to the effective time of the Merger, and (ii) each Company RSU granted under a Company stock plan that is outstanding and vested (after taking into account any accelerated vesting that is required to occur under the terms of such Company RSU) (such vested Company RSU, a “Vested RSU”) will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (x) the amount of Merger Consideration, and (y) the number of Shares that remain subject to such Vested RSU, which cash amount will become payable in accordance with the delivery schedule applicable to such Vested RSU as in effect immediately prior to the effective time of the Merger, in each case, subject to and upon the conditions set forth in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, Parent has delivered to the Company an equity commitment letter (the “Equity Commitment Letter”) from Canyon Bridge Fund I, LP which, subject to the conditions contained in such letter, commits $1.3 billion of equity financing to Parent to enable it to consummate the Merger and make all payments required under and in connection with the Merger Agreement. The financing commitment is subject to customary closing conditions, and the Merger is subject to possible termination events under circumstances specified in the Merger Agreement, subject to applicable termination fees as noted below.

Consummation of the Merger is subject to certain customary closing conditions, including, without limitation, the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, review and clearance by the Committee on Foreign Investment in the United States, antitrust regulatory approval in the People’s Republic of China (“PRC”), certain other filings and approvals by governmental authorities in the PRC and approval by the Company’s stockholders.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions.

The Merger Agreement contains certain customary termination rights for the Company and Parent, including the right to terminate the Merger Agreement to accept a superior proposal subject to compliance with certain procedures specified in the Merger Agreement. Upon termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay Parent a termination fee of $34.18 million (the “Termination Fee”).

If the Merger Agreement is terminated (i) by the Company substantially concurrently with entering into an alternative acquisition agreement, or (ii) by Parent after a change of recommendation by the Company’s board of directors, the taking by the Company of certain actions which indicate that there has been such a change including failure to publicly reaffirm its recommendation within ten business days after receipt of a written request from Parent to do so, or a Willful Breach (as defined in the Merger Agreement) of the Company’s non-solicitation obligations, or (iii) by either the Company or Parent because (a) the Merger was not consummated by August 1, 2017 or (b) stockholder approval was not obtained at the Company’s special meeting, or by Parent because (c) there has been a breach of representation, warranty or covenant by the Company causing the closing condition not to have been satisfied which is not cured or reasonably capable of being cured by August 1, 2017, and, in each of case (a), (b) and (c), a proposal for the acquisition of 50% or more of the Company was made, or an intention to make a such a proposal was announced, prior to the termination of the Merger Agreement and the Company enters into a definitive agreement to consummate such an acquisition within 12 months of termination of the Merger Agreement, then, in each of case (i), (ii) or (iii), the Termination Fee will become payable by the Company to Parent.

The Merger Agreement also provides that, upon termination of the Merger Agreement under other specified circumstances, Parent will be required to pay the Company a termination fee of $58.75 million (the “Reverse Termination Fee”). If the Merger Agreement is terminated by the Company because (i) there has been a breach of representation, warranty or covenant by Parent or Merger Sub (other than a breach of the CFIUS covenant) that would cause the closing condition not to be satisfied, which is not cured or reasonably capable of being cured by August 1, 2017, or (ii) all of the mutual conditions to closing (other than those related to PRC governmental action or law) have been satisfied, the Company has satisfied all of its closing conditions, the Company irrevocably confirms that it is ready to close, and Parent and Merger Sub fail to consummate the Merger within five business days, then, in each of case (i) or (ii), the Reverse Termination Fee will become payable by Parent to the Company. If the Merger Agreement is terminated and the Company initiates an action against Parent or Merger Sub for breach of the CFIUS covenant within 30 days of such termination, the Reverse Termination Fee will not be payable to the Company, but the Reverse Termination Fee funds will be frozen in escrow and any damages payable to the Company in connection with such action shall not exceed such amount, even in the case of Willful Breach or fraud by Parent or Merger Sub.

In addition to the foregoing, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by August 1, 2017.

As described below, to help ensure that the Reverse Termination Fee is available to the Company in the event it becomes payable, concurrently with the execution of the Merger Agreement, Parent is placing an aggregate amount of cash equal to the value of the Reverse Termination Fee into an escrow account.

Concurrently with the execution of the Merger Agreement, Parent and the Company (or their affiliates) entered into an escrow agreement, pursuant to which Parent has caused to be deposited an amount equal to the Reverse Termination Fee, to be held in escrow until it is released to the Parent or to the Company, as applicable.

The foregoing descriptions of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective November 2, 2016, the Company’s board of directors approved an amendment to the Company’s Bylaws (the “Bylaws”), to implement a forum selection bylaw (the “Bylaw Amendment”). The Bylaw Amendment provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the General Corporation Law of the State of Delaware or the Company’s Restated Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware (or if the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware).

The foregoing summary is qualified in its entirety by reference to the Bylaw Amendment, which is filed as Exhibit 3.1 to this Current Report and incorporated by reference herein.

Forward Looking Statements

Certain statements made herein, including, for example, the expected date of closing of the Merger and the potential benefits of the Merger, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. These forward-looking statements reflect the current analysis of the management of the Company of existing information as of the date of these forward-looking statements and are subject to various risks and uncertainties, many of which are beyond our control, and are not guarantees of future results or achievements. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its businesses or operations. As a result, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the delay or termination of the Merger Agreement; the outcome or length of any legal proceedings that have been, or will be, instituted related to the Merger Agreement; the inability to complete the Merger due to the failure to timely or at all obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including the receipt on a timely basis or at all any required regulatory clearances related to the Merger, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) and from the Committee on Foreign Investment in the United States (CFIUS); the failure of Parent to obtain or provide on a timely basis or at all the necessary financing as set forth in the equity commitment letter delivered pursuant to the Merger Agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; the effects of local and national economic, credit and capital market conditions on the economy in general; and the other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and Exchange Commission (the “SEC”) as described below. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2016 and July 2, 2016. Our SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website at ir.latticesemi.com or upon request from the Company’s Investor Relations Department at lscc@globalirpartners.com. Except to the extent required by applicable law, we disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information about the Proposed Merger And Where To Find It

In connection with the proposed Merger, the Company will file a proxy statement with the SEC. Additionally, the Company plans to file other relevant materials with the SEC in connection with the proposed Merger. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed Merger and related matters. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. The materials to be filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov or upon request from the Company’s Investor Relations Department at lscc@globalirpartners.com.

Participants in the Solicitation

The Company and its directors will, and certain other members of its management and its employees as well as Parent and Merger Sub and their directors and officers may, be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, the Company’s proxy statement on Schedule 14A for its 2016 Annual Meeting of Stockholders, and the proxy statement and other relevant materials filed with the SEC in connection with the Merger if and when they become available. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the Merger when it becomes available.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of November 3, 2016, by and among the Company, Parent and Merger Sub.[1]

3.1	Amendment to the Bylaws of the Company, effective as of November 2, 2016.

[1]

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Dated: November 3, 2016	By:	/s/ Byron W. Milstead
		Name:	Byron W. Milstead
		Title:	Corporate Vice President and General Counsel

Exhibit Index

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of November 3, 2016, by and among the Company, Parent and Merger Sub.[2]

3.1	Amendment to the Bylaws of the Company, effective as of November 2, 2016.

[2]

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.